Exhibit 99.1

Paulson Capital Corp. to Remain Listed on NASDAQ;

Receives Letter of Reprimand

PORTLAND, Ore., Feb. 20, 2014 (GLOBE NEWSWIRE) -- Paulson Capital Corp. (PLCC) (the “Company”) today announced that on February 19, 2014, it was notified that, following a hearing on February 6, 2014, the NASDAQ Listing Qualifications Panel (the “Panel”) has granted the Company’s request for continued listing of the Company’s common stock on The  NASDAQ Capital Market.

Trent Davis, the Company's President, said, "We are very pleased that the NASDAQ Listing Qualifications Panel ruled that our common stock would continue to be listed on The NASDAQ Capital Market and that this issue is behind us."

While the Panel determined to continue the Company’s listing on The NASDAQ Capital Market, the Panel issued a public reprimand letter to the Company based on its view that the Company has been remiss in failing to provide timely notifications in accordance with NASDAQ Listing Rule 5250(e)(6) and SEC Rule 10b-17, to ensure clear and complete disclosure with respect to shareholder rights to the Paulson Liquidating Trust and non-trust assets, and regarding the Company’s plans for its operating subsidiary, Paulson Investment Company, Inc.

NASDAQ's listing review of the Company's common stock is now closed.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Headquartered in Portland, OR, Paulson Investment Company, Inc. (member FINRA/SIPC) has been a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chester "Chet" Paulson in 1970, it has managed or underwritten over 150 securities offerings and has generated more than $1.2 billion for client companies. The company's web site is available at www.paulsoninvestment.com.

Contact:

MEDIA CONTACT:
Kellie Davis - Investor Relations
503.243.6000
kmdavis@paulsoninvestment.com